                                                                   EXHIBIT 10.74


                                                              February 27, 2004



VIA HAND DELIVERY

Mark S. Berg
Senior Vice President and General Counsel
Hanover Compressor Company
12001 North Houston Rosslyn
Houston, Texas 77086

         Re: Separation Agreement and General Release (the "Agreement")

Dear Mark:

     This letter sets forth the agreement between you and Hanover Compressor Company ("Hanover" or the "Company") in connection with your determination to leave the Company and cease to serve as Senior Vice President, General Counsel, and Secretary of the Company.

1.   Preamble:

     a. On behalf of Hanover's Board of Directors, I wish to express our appreciation for the professionalism, leadership, and focus with which you performed your responsibilities including your great efforts in helping bring about the successful resolution of our shareholder litigation and a successful settlement with the Securities and Exchange Commission.

     b. Hanover acknowledges that as Senior Vice President, General Counsel, and Secretary, you provided invaluable services to Hanover at a critical time in the Company's history and that Hanover has benefited from your services.

     c. Hanover acknowledges that because of these services, the Company will continue to benefit in the future.

     d. Hanover acknowledges that you have determined that it is in your best interest to resign from Hanover and that your resignation from Hanover is voluntary.

     e. Hanover's Board of Directors wishes you the best of luck in your future endeavors.

Mark S. Berg
February 27, 2004
Page 2


2. Separation Date: Your employment with the Company will cease on March 31, 2004 (the "Separation Date") or such other date as you and the Company shall mutually agree.

3.   Payments and Compensation:

     a. 2003 Bonus Payment: In exchange for your past performance, Hanover will pay you a Bonus for 2003 in the amount of $260,100 (which is 85% of your base salary ("Base Salary") of $306,000).

     b.   In consideration of this Agreement becoming effective, Hanover will:

          i. pay to you in a lump sum $351,900 (which is 115% of your Base Salary);

          ii. provide to you health insurance benefits for you and your family substantially similar to those benefits provided to you at the Separation Date and at the cost to you incurred at the Separation Date until the earlier of (1) one year following the Separation Date, or (2) the date you are given an opportunity to receive substantially similar health insurance from a new employer; provided that such benefits can be modified if Hanover modifies its health plan or plans for similarly covered active employees; provided further that the Company shall give to you the opportunity to obtain benefits through COBRA after the expiration of the benefits provided for in this paragraph.

          iii. reimburse appropriate outstanding requests for expense reimbursements, as well as any reasonable and appropriate reimbursement requests made after the Separation Date which shall be paid promptly after receipt; and

          iv. correct any errors in past pay checks (including payment of any funds owing) and to make appropriate corrections to your W-2 form.

     c. All Payments set forth in this Paragraph shall be made on or before the Separation Date except as provided in subparagraph (b)(iii) hereof.

     d. After your Separation Date you shall no longer be eligible to participate in or accumulate any credit under any provision of any Hanover retirement plan.

Mark S. Berg
February 27, 2004
Page 3


4. For a period of six (6) months or such shorter period as you may, in good faith, elect (if, for example, you become employed elsewhere), you will be available to provide consulting services to Hanover at such reasonable times and in such reasonable, incidental amounts as you and Hanover shall mutually agree at no cost to Hanover beyond the payments set out above in Paragraph 3, above; provided that should Hanover require more than incidental amounts of time, as agreed between you and Hanover, you and Hanover shall mutually agree on further compensation for your services in addition to the payments described above.

5. Without the prior written consent of Hanover, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, you shall continue to comply with Hanover's policies regarding confidential information and, moreover, shall not disclose any trade secrets, customer lists, marketing plans and related information, management organization and related information (including data and other information related to members of the Board and management), operating policies and manuals, business plans and related information, financial records and information or other commercial, business or technical information related to Hanover or its subsidiaries and affiliates to any third person unless such information has been previously disclosed to the public by Hanover or has become public knowledge other than by a breach of this Agreement. In the event you become self-employed or enter into a joint employment arrangement, you shall not use any such information for such business.

6. The terms and provisions of your previous employment agreement with Hanover shall be null and void.

7. Except as otherwise provided herein, no equipment or materials or property owned by Hanover or you shall be transferred between you and Hanover. You agree that, on or prior to the Separation Date, you will return or relinquish all Hanover credit cards, computers (including all files saved thereon), office space, furniture, equipment, files (except publicly available information or documents that formed the basis of such information), books, and other company equipment, materials or property in your possession. You are entitled to all of your personal property that is currently on Hanover premises, including office furniture and furnishings, and Hanover agrees to return and relinquish the same.

8. In partial exchange for the consideration provided for in this Agreement, you for yourself, and your heirs, executors, administrators and assigns (collectively, the "Releasors") forever waive, release and discharge Hanover and its parent, subsidiaries, affiliates, successors and assigns, past and present officers, directors, employees and agents, and any fiduciaries of any employee benefit plan or policy

Mark S. Berg
February 27, 2004
Page 4

     of Hanover (collectively, the "Releasees"), from any and all claims, demands, causes of actions, fees and liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, which you ever had or now have against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of your execution of this Agreement, including, but not limited to (a) any claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sections 1981, 1985 & 1986, the Age Discrimination in Employment Act (ADEA), as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, as amended, and/or any other Federal, state or local law (statutory or decisional), regulation, or ordinance, and (b) any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, nonphysical injury, personal injury or sickness or other harm. This release does not apply to obligations undertaken by this Agreement or under the terms and conditions of any employee benefit plan (including any plan under which you have been afforded stock options and/or restricted stock) program or arrangement (other than any such plan, program or arrangement providing severance benefits) in which you are a participant or are eligible to participant in on the separation date.

9. Hanover forever waives, releases and discharges you and your heirs, executors, administrators and assigns from any and all claims, demands, causes of actions, fees and liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, which Hanover ever had or now has against you by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of execution of this Agreement, including, but not limited to (a) any Federal, state or local law (statutory or decisional), regulation, or ordinance, and (b) any tort and/or contract claims. This release does not apply to obligations undertaken by this Agreement.

10. The above release in Paragraph 8 notwithstanding, it is expressly agreed that (i) you are entitled to receive and are not releasing and do not release or waive any right to indemnification to the fullest extent permitted by Delaware law with respect to all activities undertaken by you for Hanover and its subsidiaries and affiliates (including, but not limited to, your service as an officer and/or director of Hanover or its subsidiaries or affiliates and your service on the management committee of Hanover Measurement Services Company, L.P.) and (ii) to the extent that Hanover (or any successor to Hanover) maintains coverage for directors and officers, you shall be covered for acts undertaken by you on behalf of Hanover and its affiliates and subsidiaries prior to your Separation Date.

Mark S. Berg
February 27, 2004
Page 5


11. You agree, that until December 31, 2004, you will not provide services as an employee consultant, advisor, partner or member of any entity whose primary business is directly competitive with that of the Hanover's or any subsidiary of Hanover ("Competitor") with regard to the natural gas services business ("Competitive Services"); provided, however, that this covenant will not (a) restrict you from providing services to any Competitor if such services are provided to a line of business of the Competitor that is not Competitive Services; (b) not prohibit you from entering into the private practice of law or providing legal services to a Competitor so long as in connection with the provision of such services you do not disclose or otherwise use any confidential or proprietary information of Hanover (as defined in paragraph 5, above); or (c) restrict your ability to arrange or provide financing or investments through third-parties (other than in connection with direct competitors of the Company) that relate to or involve Competitive Services. Hanover will have all rights and remedies available to it at law and in equity to assure your compliance with this covenant and to remedy any breach thereof.

12. You agree to pay federal and state taxes, if any, that you are required by law to pay with respect to this Agreement. If you fail to pay any required taxes with respect to this Agreement, you agree to indemnify and hold Hanover harmless from any claims, demands, deficiencies, levies, assessments, penalties or recoveries by any government or entity against you for any amounts claimed due on account of your failure to pay any required taxes with respect to the amounts designated in this Agreement.

13. You acknowledge that you have been advised by Hanover to consult an attorney before signing this Agreement and that you have executed this Agreement with the waivers and releases set forth above, after having had the opportunity to consult with an attorney and after having had the opportunity to consider the terms of this Agreement for twenty-one (21) days after such terms were proposed to you, provided that nothing contained herein shall prevent you from signing this Agreement within 21 days of when these terms were proposed to you. You further acknowledge that: you have read this Agreement in its entirety; you understand all of its terms; you knowingly and voluntarily assent to all of the terms and conditions contained herein including, without limitation, the waivers and releases; you are executing this Agreement, including the waivers and releases, in exchange for consideration in addition to anything of value to which you are already entitled; you are not waiving or releasing rights or claims that may arise after your execution of this Agreement; and that you understand that the waivers and releases in this Agreement is being requested in connection with the cessation of your employment with Hanover and in exchange for your receipt of consideration to which you otherwise would not be entitled.

Mark S. Berg
February 27, 2004
Page 6


14. This Agreement, including the waivers and releases contained herein, shall become effective the eighth (8th) day following your execution of this Agreement and you may at any time prior to the effective date revoke this Agreement by giving written notice of such revocation to Chad C. Deaton.

15. Both you and Hanover acknowledge that material to the inducement to enter into this Agreement are the waivers and releases and the covenants set forth herein.

16. If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, Hanover and you agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such provision shall be reformed to make it enforceable in accordance with the intent of the parties.

17. This Agreement shall be binding upon and inure to the benefit of the heirs, trustees, executors, administrators, successors and assigns of the respective parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute the same instrument.

18. This Agreement shall be governed by and subject to the laws of the State of Texas without giving effect to conflict of law rules.

19. You understand that Hanover's obligations to make payments hereunder are unfunded and that claims for payments by you or any beneficiary shall be those of a general, unsecured creditor. The payments provided hereunder shall be subject to withholding in accordance with applicable federal, state, or local law.

20. Prior to the date of this agreement, Hanover and you have agreed to a press release which is attached. Hanover will not make any public disclosure regarding you or your employment with the Company without providing you a chance to comment on any such disclosure. You will not make any public disclosure regarding Hanover or your employment with Hanover without providing the Company a chance to comment on any such disclosure.

21. This Agreement contains a complete statement of all the arrangements between you and Hanover with respect to your employment and the cessation of your employment. This Agreement may not be changed orally. No other promises or agreements shall be binding unless in writing and signed by Hanover and you. Further, this Agreement supercedes and extinguishes any prior understandings or written or oral agreements between the parties including, but not limited to your

Mark S. Berg
February 27, 2004
Page 7


     employment agreement. There have been no promises between the parties beyond those reflected in this Agreement.


        Except as otherwise specifically provided herein, notices and other communications provided for herein shall be in writing and shall be hand delivered or mailed.

Mark S. Berg
February 27, 2004
Page 8


     If this letter correctly sets forth our agreement, please execute a counterpart copy where indicated below.



                                                Sincerely yours,


                                           Hanover Compressor Company


                                           By: /s/ Chad C. Deaton
                                              ----------------------------------
                                           Chad C. Deaton
                                           President and Chief Executive Officer

                                           Dated: February 27, 2004
                                                 -------------------------------


   ACCEPTED AND AGREED TO

/s/ Mark S. Berg
-----------------------------
Mark S. Berg


Dated: February 27, 2004
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